American Express Global Business Travel Reports Strong Q3 2023 Revenue Growth and Positive Year-to-Date Cash Generation

NEW YORK – November 7, 2023 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), the world’s leading B2B travel platform, today announced financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

Delivered Outstanding Q3 Results
•Strong revenue and Adjusted EBITDA1 growth of 17% and 135%, respectively, versus Q3 2022.
•Cash provided by operating activities totaled $135 million and Free Cash Flow2 totaled $107 million in the quarter. Free Cash Flow2 positive on a year-to-date basis, ahead of expectations.
•Lowered leverage ratio to 2.7x, resulting in reduced interest rates beginning in Q4 2023.3
•Reiterating full-year 2023 revenue and Adjusted EBITDA guidance ranges.
•Now expect positive Free Cash Flow2 for full-year 2023, ahead of previous expectations.

Continued Share Gains
•LTM Total New Wins Value4 totaled $3.3 billion per annum.
•95% LTM customer retention rate.
•Total transactions grew 9% versus Q3 20225.
•77% of transactions through digital channels, contributing to cost savings.

Winning in SME
•LTM SME New Wins Value4 totaled $2.2 billion per annum.
•Approximately 30% of LTM SME New Wins Value4 from the unmanaged category.
•SME transactions grew 10% versus Q3 20225.

Significant Margin Expansion
•Total operating expenses and Adjusted Operating Expenses6 increased 8% and 7%, respectively, versus Q3 2022, compared to 17% revenue growth.
•Adjusted EBITDA margin7 up 9ppt and net loss margin improvement of 14ppt versus Q3 2022.

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: “In the third quarter, we again delivered outstanding financial results with revenue growth of 17%, significant margin expansion and positive year-to-date Free Cash Flow. We remain highly focused on continuing to drive further margin expansion through our ongoing cost savings initiatives and Egencia synergies. This, combined with continued share gains and record SME new wins, gives us the confidence to reiterate our full-year 2023 revenue and Adjusted EBITDA guidance and increase our expectation for full-year 2023 Free Cash Flow."

1 Adjusted EBITDA is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.
2 Free Cash Flow is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.
3 Leverage ratio is defined as Net Debt / LTM Adjusted EBITDA and is not the same as the calculation under the senior secured credit agreement.
4 LTM New Wins Value represents the estimated annual value of wins over the twelve months ended September 30, 2023, based on Total Transaction Value (TTV).
5 Workday Adjusted. There were 63.6 average workdays in Q3 2023 compared to 64.4 average workdays in Q3 2022, and percentages are adjusted to reflect growth metrics assuming 63.6 workdays in each period.
6 Adjusted Operating Expenses is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.
7 Adjusted EBITDA Margin is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

Third Quarter 2023 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		% Increase/ (Decrease)
	September 30,
	2023	2022
Total Transaction Value (TTV)	$7,123	$6,585	8%
Transaction Growth	7%
Revenue	$571	$488	17%
Travel Revenue	$455	$387	17%
Product and Professional Services Revenue	$116	$101	16%
Total operating expenses	$575	$533	8%
Net loss	$(8)	$(73)	NM
Net loss margin	(1)%	(15)%	14ppt
Net cash provided by (used in) operating activities	$135	$(81)	NM
EBITDA[8]	$76	$(12)	NM
Adjusted EBITDA[1]	$95	$41	135%
Adjusted EBITDA Margin[7]	17%	8%	9ppt
Adjusted Operating Expenses[6]	$476	$446	7%
Free Cash Flow[2]	$107	$(112)	NM
Net Debt[9]	$927
Net Debt9 / LTM Adjusted EBITDA[1]	2.7x
NM = Not Meaningful

Third Quarter 2023 Financial Highlights

Revenue of $571 million increased $83 million, or 17%, versus the same period in 2022. Within this, Travel Revenue increased $68 million, or 17%, primarily due to growth in Total Transaction Value driven by continued growth in business travel and an improvement in yield driven by stronger international mix as recovery momentum has continued and the Company's focus on revenue optimization. Product and Professional Services Revenue increased $15 million, or 16%, primarily due to increased management fees and meetings and events revenue driven by strengthened demand.

Total operating expenses of $575 million increased $42 million, or 8%, versus the same period in 2022, primarily due to Transaction Growth, increased investments in sales and marketing and higher restructuring costs. This was partially offset by cost savings driven by operational efficiencies and the Company's recent internal reorganization.

Net loss of $8 million improved $65 million versus the same period in 2022, primarily due to the increase in operating income and positive fair value movements on earnout and warrant derivative liabilities, partially offset by increased interest expense.

Adjusted EBITDA1 of $95 million increased $54 million, or 135%, versus the same period in 2022. Strong revenue growth and focus on cost savings resulted in Adjusted EBITDA margin of 17%, up 9ppt versus the same period in 2022.

Adjusted Operating Expenses6 of $476 million increased $30 million, or 7%, versus the same period in 2022, primarily due to Transaction Growth and increased investments in sales and marketing. This was partially offset by cost savings driven by operational efficiencies and the Company's recent internal reorganization.

Net cash provided by (used in) operating activities totaled $135 million, an improvement of $216 million versus the same period in 2022, primarily due to (i) decreased usage of working capital associated with the normalization in volume growth and the benefits from the Company’s working capital optimization program, particularly in relation to the Egencia integration, and (ii) reduced net losses before considering non-cash charges, partially offset by (iii) higher cash interest.

8EBITDA is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.
9 Net Debt is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

Free Cash Flow2 totaled $107 million, an improvement of $219 million versus the same period in 2022, due to the increase in net cash provided by operating activities, partially offset by increased use of cash for the purchase of property and equipment.

Net Debt9: As of September 30, 2023, total debt, net of unamortized debt discount and debt issuance cost was $1,359 million, compared to $1,222 million as of December 31, 2022. Net Debt was $927 million as of September 30, 2023, compared to Net Debt of $919 million as of December 31, 2022. Leverage ratio was 2.7x as of September 30, 20233. As of September 30, 2023, ending cash balance was $432 million, compared to $303 million as of December 31, 2022.

Full-Year 2023 Guidance

Karen Williams, Amex GBT’s Chief Financial Officer, stated: “In the third quarter, we delivered strong revenue and margin performance. Our Adjusted EBITDA growth and the solid execution of our Egencia working capital optimization program resulted in significant quarterly Free Cash Flow generation, driving positive Free Cash Flow on a year-to-date basis. For the full year, we now expect to be at the higher end of our revenue guidance range and closer to the midpoint of our Adjusted EBITDA guidance range given investments we are making in the business. Importantly, we now expect to deliver positive Free Cash Flow for full-year 2023, ahead of previous expectations."

	Q4 2023 Guidance	Full-Year 2023 Guidance
Revenue	$535M – $550M	$2.25B – $2.28B
Revenue Growth (Year-over-Year)	2% – 4%	22% – 23%
Adjusted EBITDA[1]	$75M – $85M	$365M – $385M
Adjusted EBITDA Margin[7]	14% – 15%	16% – 17%
Free Cash Flow[2]	Positive	Positive (ahead of previous expectations)

Please refer to the section below titled "Reconciliation of Q4 2023 & Full-Year 2023 Adjusted EBITDA Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP.

Webcast Information

Amex GBT will host its third quarter 2023 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings & events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences. With travel professionals in more than 140 countries, our customers and travelers enjoy the powerful backing of American Express Global Business Travel.

Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on Twitter, LinkedIn and Instagram.

Contacts

Media:
Martin Ferguson
Vice President Global Communications and Public Affairs
martin.ferguson@amexgbt.com

Investors:
Barry Sievert
Vice President Investor Relations
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in $ millions, except share and per share data)	2023	2022	2023	2022
Revenue	$571	$488	$1,741	$1,324
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	237	218	720	590
Sales and marketing	94	86	299	245
Technology and content	101	102	301	289
General and administrative	81	84	245	231
Restructuring and other exit charges	12	(2)	42	(5)
Depreciation and amortization	50	45	145	134
Total operating expenses	575	533	1,752	1,484
Operating loss	(4)	(45)	(11)	(160)
Interest expense	(36)	(26)	(105)	(69)
Fair value movement on earnout and warrant derivative liabilities	39	(6)	23	30
Other loss, net	(9)	(5)	(9)	(3)
Loss before income taxes and share of losses from equity method investments	(10)	(82)	(102)	(202)
Benefit from income taxes	2	10	12	39
Share of losses from equity method investments	—	(1)	—	(3)
Net loss	(8)	(73)	(90)	(166)
Less: net loss attributable to non-controlling interests in subsidiaries	(8)	(53)	(74)	(167)
Net (loss) income attributable to the Company’s Class A common stockholders	$—	$(20)	$(16)	$1
Basic (loss) earnings per share attributable to the Company’s Class A common stockholders	$—	$(0.43)	$(0.09)	$0.02
Weighted average number of shares outstanding - Basic	419,154,778	48,867,969	181,775,461	48,867,969
Diluted loss per share attributable to the Company’s Class A common stockholders	$(0.02)	$(0.43)	$(0.20)	$(0.38)
Weighted average number of shares outstanding - Diluted	457,742,129	48,867,969	456,300,045	443,316,450

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(in $ millions, except share and per share data)	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$432	$303
Accounts receivable (net of allowance for credit losses of $20 and $23 as of September 30, 2023 and December 31, 2022, respectively)	851	765
Due from affiliates	40	36
Prepaid expenses and other current assets	146	130
Total current assets	1,469	1,234
Property and equipment, net	228	218
Equity method investments	13	14
Goodwill	1,190	1,188
Other intangible assets, net	570	636
Operating lease right-of-use assets	50	58
Deferred tax assets	299	333
Other non-current assets	61	47
Total assets	$3,880	$3,728
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$385	$253
Due to affiliates	62	48
Accrued expenses and other current liabilities	453	452
Current portion of operating lease liabilities	17	17
Current portion of long-term debt	6	3
Total current liabilities	923	773
Long-term debt, net of unamortized debt discount and debt issuance costs	1,353	1,219
Deferred tax liabilities	49	24
Pension liabilities	137	147
Long-term operating lease liabilities	57	61
Earnout derivative liabilities	67	90
Other non-current liabilities	39	43
Total liabilities	2,625	2,357
Commitments and Contingencies
Stockholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 466,992,558 shares and 67,753,543 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	—	—
Class B common stock (par value $0.0001; 3,000,000,000 shares authorized; nil shares and 394,448,481 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	—	—
Additional paid-in capital	2,733	334
Accumulated deficit	(1,390)	(175)
Accumulated other comprehensive loss	(91)	(7)
Total equity of the Company’s stockholders	1,252	152
Equity attributable to non-controlling interest in subsidiaries	3	1,219
Total stockholders’ equity	1,255	1,371
Total liabilities and stockholders’ equity	$3,880	$3,728

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(in $ millions)	2023	2022
Operating activities:
Net loss	$(90)	$(166)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation and amortization	145	134
Deferred tax benefit	(16)	(41)
Equity-based compensation	60	23
Allowance for credit losses	11	8
Fair value movement on earnout and warrant derivative liabilities	(23)	(30)
Other	16	16
Defined benefit pension funding	(21)	(25)
Proceeds from termination of interest rate swap	—	23
Changes in working capital:
Accounts receivable	(109)	(478)
Prepaid expenses and other current assets	(26)	(55)
Due from affiliates	(2)	(31)
Due to affiliates	18	26
Accounts payable, accrued expenses and other current liabilities	141	206
Net cash from (used in) operating activities	104	(390)
Investing activities:
Purchase of property and equipment	(87)	(73)
Other	(6)	—
Net cash used in investing activities	(93)	(73)
Financing activities:
Proceeds from reverse recapitalization, net	—	269
Redemption of preference shares	—	(168)
Proceeds from senior secured term loans	131	200
Repayment of senior secured term loans	(2)	(2)
Contributions for ESPP and proceeds from exercise of stock options	7	—
Payment of taxes withheld on vesting of equity awards	(14)	—
Repayment of finance lease obligations	(2)	(2)
Payment of debt financing costs	(2)	—
Other	3	(4)
Net cash from financing activities	121	293
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(30)
Net increase (decrease) in cash, cash equivalents and restricted cash	129	(200)
Cash, cash equivalents and restricted cash, beginning of period	316	525
Cash, cash equivalents and restricted cash, end of period	$445	$325
Supplemental cash flow information:
Cash paid/(refund) for income taxes (net of payments)	$1	$(1)
Cash paid for interest (net of interest received)	$107	$66
Dividend accrued on preferred shares	$—	$8
Non-cash additions for operating lease right-of-use assets	$10	$10
Non-cash additions for finance lease	$3	$—
Issuance of shares to settle liability	$4	$—

Glossary of Terms

B2B refers to business-to-business.

Customer retention rate is calculated based on Total Transaction Value (TTV).

LTM refers to the last twelve months.

SME refers to clients Amex GBT considers small-to-medium-sized enterprises (“SME”), which Amex GBT generally defines as having an expected annual spend on air travel of less than $20 million. This criterion can vary by country and client needs.

SME New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from new SME client wins over the last twelve months.

Total New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Yield is calculated as total revenue divided by Total Transaction Value (TTV) for the same period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. We use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We use Free Cash Flow and Net Debt as liquidity measures and as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs (including charges resulting from facilities consolidation), integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs (including charges resulting from facilities consolidation), integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as measures of liquidity or as measures determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt (defined as debt (excluding operating lease liabilities) with original contractual maturity dates of one year or greater), net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents.

Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three months ended September 30,
(in $ millions)	2023	2022
Net loss	$(8)	$(73)
Interest expense	36	26
Benefit from income taxes	(2)	(10)
Depreciation and amortization	50	45
EBITDA	76	(12)
Restructuring, exit and related charges (a)	13	(2)
Integration costs (b)	10	8
Mergers and acquisitions (c)	1	19
Equity-based compensation (d)	19	15
Fair value movement on earnout and warrant derivative liabilities (e)	(39)	6
Other adjustments, net (f)	15	7
Adjusted EBITDA	$95	$41
Net loss Margin	(1)%	(15)%
Adjusted EBITDA Margin	17%	8%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three months ended September 30,
(in $ millions)	2023	2022
Total operating expenses	$575	$533
Adjustments:
Depreciation and amortization	(50)	(45)
Restructuring, exit and related charges (a)	(13)	2
Integration costs (b)	(10)	(8)
Mergers and acquisitions (c)	(1)	(19)
Equity-based compensation (d)	(19)	(15)
Other adjustments, net (f)	(6)	(2)
Adjusted Operating Expenses	$476	$446

a)Includes (i) employee severance costs/(reversals) of $12 million and $(2) million for the three months ended September 30, 2023 and 2022, respectively and (ii) accelerated amortization of operating lease ROU assets of $1 million for the three months ended September 30, 2023.
b)Represents expenses related to the integration of businesses acquired.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout and warrant derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense/(credit) of $4 million and $(3) million for the three months ended September 30, 2023 and 2022, respectively, and (ii) litigation and professional services costs of $2 million and $5 million for the three months ended September 30, 2023 and 2022, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange loss of $8 million and $7 million for the three months ended September 30, 2023 and 2022, respectively, and (ii) non-service component of our net periodic pension cost (benefit) related to our defined benefit pension plans of $1 million and $(2) million for the three months ended September 30, 2023 and 2022, respectively.

Reconciliation of net cash from (used in) operating activities to Free Cash Flow:

	Three Months Ended September 30,
($ in millions)	2023	2022

Net cash from (used in) operating activities	$135	$(81)
Less: Purchase of property and equipment	(28)	(31)
Free Cash Flow	$107	$(112)

Reconciliation of Net Debt:

	As of
(in $ millions)	September 30, 2023	December 31, 2022
Senior Secured Credit Agreement
Principal amount of senior secured initial term loans (Maturity – August 2025)(1)	$238	$239
Principal amount of senior secured tranche B-3 term loans (Maturity – December 2026)(2)	1,000	1,000
Principal amount of senior secured tranche B-4 term loans (Maturity – December 2026)(3)	135	—
Principal amount of senior secured revolving credit facility (Maturity – September 2026)(4)	—	—
Other borrowings (5)	4	—
	1,377	1,239
Less: Unamortized debt discount and debt issuance costs	(18)	(17)
Total debt, net of unamortized debt discount and debt issuance costs	1,359	1,222
Less: Cash and cash equivalents	(432)	(303)
Net Debt	$927	$919

LTM Adjusted EBITDA[1]	$343	$103
Net Debt / LTM Adjusted EBITDA[1]	2.7x	NM

1)Stated interest rate of LIBOR + 2.50% as of September 30, 2023 and December 31, 2022.
2)Stated interest rate of SOFR + 0.1% + 6.75% (with a SOFR floor of 1%) as of September 30, 2023 and LIBOR + 6.50% (with a LIBOR floor of 1.00%) as of December 31, 2022.
3)Stated interest rate of SOFR +0.1% + 6.75% (with a SOFR floor of 1%) as of September 30, 2023.
4)Stated interest rate of SOFR + 0.1% + 6.25% (with a SOFR floor of 1%) as of September 30, 2023 and LIBOR + 2.25% as of December 31, 2022. The senior secured revolving credit facility will automatically terminate on May 14, 2025 if the senior secured initial term loans have not been refinanced, replaced or extended (with a resulting maturity date that is December 16, 2026 or later) or repaid in full prior to May 14, 2025.
5)Other borrowings primarily relate to finance leases and equipment sale and lease back transaction.

Reconciliation of Q4 2023 & Full-Year 2023 Adjusted EBITDA Guidance

The Company’s Q4 2023 and full-year 2023 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

Adjusted EBITDA guidance for the three months ending December 31, 2023 consists of expected net loss for the three months ending December 31, 2023, adjusted for: (i) interest expense of approximately $35-40 million; (ii) benefit for income taxes of approximately $5-10 million; (iii) depreciation and amortization of property and equipment of approximately $45-50 million; (iv) restructuring costs and charges resulting from facilities consolidation of approximately $5 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $10-15 million; (vi) non-cash equity-based compensation of approximately $15-20 million, and; (vii) other adjustments, including long-term incentive plan costs, litigation and professional services costs, non-service component of our net periodic pension benefit related to our defined benefit pension plans and foreign exchange gains and losses of approximately $0-5 million. We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Adjusted EBITDA guidance for the year ending December 31, 2023 consists of expected net loss for the year ending December 31, 2023, adjusted for: (i) interest expense of approximately $140-145 million; (ii) benefit for income taxes of approximately $20-25 million; (iii) depreciation and amortization of property and equipment of approximately $190-195 million; (iv) restructuring costs and charges resulting from facilities consolidation of approximately $40-45 million; (v) integration expenses and costs related to mergers and acquisitions of approximately $40-45 million; (vi) non-cash equity-based compensation of approximately $75-80 million, and; (vii) other adjustments, including long-term incentive plan costs, litigation and professional services costs, non-service component of our net periodic pension benefit related to our defined benefit pension plans and foreign exchange gains and losses of approximately $40-45 million. We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets, fair value movement on earnout derivative liabilities and/or loss on early extinguishment of debt and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, the plans and objectives of management for future operations and fourth quarter and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of the COVID-19 pandemic, geopolitical conflicts and related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) the decisions of market data providers, indices and individual investors and (12) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 21, 2023, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.